Exhibit 5.1



                                February 12, 2001

Avenue Entertainment Group, Inc.
11111 Santa Monica Blvd.
Los Angeles, California 90025

         Re: Registration Statement No. 333-54792 on Form S-3 for Avenue Entertainment Group, Inc.

Dear Ladies and Gentlemen:

        We have acted as special outside counsel to Avenue Entertainment Group, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") on February 1, 2001 under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the resale to the public that may be made from time to time of up to 2,980,192 shares of Common Stock, par value $.001 per share, of the Company ("the Offered Shares").

        This Opinion is being delivered in accordance  with the  requirements of item 601(b)(5) of Regulations S-B under the Act.

        In rendering this Opinion, we have examined and relied upon (i) a copy of the Registration Statement, (ii) a Certificate of Good Standing with respect to the Company issued by the Secretary of State of the State of Delaware dated as of January 30, 2001, and (iii) originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments as to such matters of fact, as we have considered relevant and necessary as a basis for this Opinion. We have also examined (i) an Agreement and Plan of Merger dated November 21, 2000 by and among the Company, LCA Acquisition Subsidiary, Inc., LCA Inc., and Double Bay Entertainment, Inc. and the amendment thereto dated January 8, 2001;
(ii) Subscription Agreement dated November 15, 2000 between Robison Enterprises, Inc. and the Company and the amendments thereto dated January 8, 2001; (iii) Warrant to purchase 600,000 shares of common stock of the Company dated November 15, 2000 issued to Robison Enterprises, Inc., and (iv) Warrant to purchase 500,000 shares of common stock of the Company dated August 10, 1999 issued to Michael Hammer (together the "Agreements").

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        We have assumed the  authenticity  of all  documents  submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for examination.

        Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Offered Shares have been duly authorized by the Company, and when issued by the Company and paid for by the selling shareholders to whom such shares are issued, in accordance with the terms of the Agreements, the Offered Shares will be validly issued, fully paid and non assessable.

        We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to all references to this firm, if any, included in or made a part of the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,




                                            Arnold Porter


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